Exhibit 10.50

207.775.8100 Tel	Fairchild Semiconductor 82 Running Hill Road South Portland, ME 04106 www.fairchildsemi.com

December 3, 2007

Mr. Thomas A. Beaver

Dear Tom:

As we have discussed in connection with your planned retirement, given the importance to the company of your position and to assist in the transition of the sales organization, Mark Thompson and I feel it is important to agree in writing to the consulting and transitional arrangements described below. We believe they are consistent with the ideas you and I have discussed, in order to sustain the quality of the sales organization you have worked to build over the years.

Accordingly, this letter sets forth a binding agreement between you and Fairchild Semiconductor Corporation (the “company”) regarding consulting services you will provide to the company following your retirement. You and the company agree as follows:

1. Existing Employment. You will continue as an Executive Vice President, up to and including December 31, 2007, at which date you will retire as an employee and officer of the company. During this period, you will remain a regular, full-time, employee at will, eligible for and subject to all of the company’s employment benefits and policies.

2. Consulting Arrangement. For the period from January 1, 2008 to December 31, 2008, inclusively (the “consulting period”), you will serve as an advisor and consultant to the company and will provide consulting services for up to [20] hours per week, as may be requested by the president and CEO or others he may designate. Such services may but need not necessarily consist of advice regarding sales and marketing management, actions and policies, visits to and/or communications with customers or other persons, and other projects as may be reasonably determined by or in consultation with the president and chief executive officer. All actions undertaken by you during the consulting period will be subject to the direction of and continuing approval of the president and CEO, in his sole discretion.

3. Fees. In exchange for the consulting services that may be requested under this agreement, the company will pay you a total of $100,000. Of this amount, $50,000 will be due and payable on or before July 15, 2008, and the remaining $50,000 will be due and payable on or before December 15, 2008, provided, in each case, that you have performed your obligations under this agreement. These amounts reflect the total amount due and payable to you in consideration for the consulting services and other agreements provided by you under this agreement. For the avoidance of doubt, you and the company agree that, in respect of the consulting period, you will not be entitled to receive any incentive or other bonus, or equity compensation or other compensation or benefits except for the cash payments specified above. You will be solely responsible for all federal and state self-employment, income or other taxes incurred by you as a result of the payment or other terms in this agreement.

4. Other. During the consulting period, the company will maintain your email account commensurate with the consulting services you are asked to provide, subject to the continuing approval and direction of the president and CEO.

Thomas A. Beaver

December 3, 2007

5. Status as Independent Contractor. Notwithstanding anything to the contrary in this agreement, your relationship with the company during the consulting period will be that of an independent contractor and nothing in this agreement will be construed to create any employment agreement or employment relationship, or any agency agreement or relationship, between you and the company after the period of your employment with the company ends on December 31, 2007. Accordingly, after that date, you will no longer be an employee or officer of the company and will have no authority to act on behalf of or to bind the company or to act on behalf of any officer, employee, director, committee or board of the company, except as may be expressly and specifically authorized by the president and CEO.

6. Termination. This agreement cannot be terminated except in the case of a material breach of this agreement by the non-terminating party, or in the case of the non-terminating party’s bankruptcy, or with the written consent of you and company.

7. Covenant not to compete. You acknowledge that you are currently subject to the non-competition provisions of the company’s Executive Severance Policy. In partial consideration for the payments and other agreements of the company provided to you under this agreement, and in addition to the obligations previously agreed by you under the Executive Severance Policy, you agree that you will continue to be bound by the same non-competition provisions under that policy during the consulting period and for a period of 12 months thereafter, that is, up to and including December 31, 2009. The terms and conditions of the company’s Executive Severance Plan are incorporated herein by reference and shall apply as if fully set forth in this agreement.

For the avoidance of doubt, you will be permitted to serve on boards of directors of companies or other organizations, provided such service does not fall within the scope of the non-compete covenant described above.

8. Effect on Employment Status and Other Arrangements. Except as provided in Section 7 of this agreement with respect to your obligations not to compete against the company, this agreement does not modify in any way the terms and conditions of your current employment relationship with the company, or those of any prior employment agreement between you and the company that may continue to exist presently or during the consulting period or thereafter. This agreement does not give you the right to remain an employee of the company. This agreement cannot be modified except in a writing signed by you and an authorized representative of the company.

Disputes under this agreement will be resolved by binding arbitration in Portland, Maine, under the applicable rules of the American Arbitration Association.

Your signature below indicates your agreement to the above terms and conditions.

Yours truly,

FAIRCHILD SEMICONDUCTOR CORPORATION

By:	/s/ KEVIN B. LONDON
Kevin B. London
Sr. V.P., Human Resources

Agreed:

/s/ THOMAS A. BEAVER	12/20/2007
Thomas A. Beaver	Date

Thomas A. Beaver

December 3, 2007

Tom Beaver Consulting Agreement

Scope of Work

Activity	Executive interface
At the request of the CEO be available to provide consulting services on customer issues and other activities as may arise.	Mark Thompson

At the request of the EVP of Sales and Marketing be available for advice on customer issues and other activities necessary for a smooth transition. If needed attend customer events and activities in support of the EVP of Sales and Marketing	Allan Lam

At the request of the SVP of Human Resources be available to mentor up to ten Fairchild employees as identified by Fairchild management.	Kevin London

Travel and other expenses are to be approved in advance by the responsible executive and charged to his/her dept.